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                                                                     EXHIBIT 4.2



                         SECURITIES PURCHASE AGREEMENT


               SECURITIES PURCHASE AGREEMENT ("Agreement"), dated as of November 14, 2000, by and among NTN Communications, Inc., a Delaware corporation, with headquarters located at 5966 La Place Court, Carlsbad, California 92008 (the "Company") and the investors listed on the Schedule of Buyers attached hereto (individually, a "Buyer" and collectively, the "Buyers").

               WHEREAS:

               A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act");

               B. The Buyers wish to purchase, upon the terms and conditions stated in this Agreement, an aggregate of $2 million of the Company's Common Stock, $.005 par value per share (the "Common Stock") in the respective amounts set forth under each Buyer's name on the Schedule of Buyers;

               C. In consideration for such purchase, the Company shall authorize as of the Closing Date (as defined in Section 1(b)) the issuance of Common Stock Purchase Warrants to the Buyers (the "Warrants") in the form attached hereto as Exhibit A, and the issuance of additional Common Stock Purchase Warrants to the Buyers (the "Additional Warrants") in the form attached hereto as Exhibit B, to acquire shares of Common Stock (such shares of Common Stock issued upon exercise of the Warrants and the Additional Warrants are hereinafter referred to as the "Warrant Shares", and together with the Common Shares (as defined in Section 1(a)), the Warrants, the Additional Warrants and the Additional Shares (as defined in Section 4(o)), the "Securities"); and

               D. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

               NOW, THEREFORE, the Company and the Buyers hereby agree as follows:

               1. PURCHASE AND SALE OF COMMON STOCK AND WARRANTS.

               (a) Purchase of Common Stock. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to the Buyers and the Buyers shall purchase from the Company at a closing (the "Closing") an aggregate of 1,218,584 shares of Common Stock (the "Common Shares"), in the respective amounts set forth under each Buyer's name on the Schedule of Buyers. The per share purchase price (the "Purchase Price") of the Common Shares shall be $1.64125 for an aggregate purchase price of $2,000,000.00. On the Closing Date (as defined below) the Company shall direct and cause its

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transfer agent to issue and deliver to each Buyer a stock certificate(s)
representing such number of Common Shares which such Buyer is then purchasing (as indicated under such Buyer's name on the Schedule of Buyers), duly executed on behalf of the Company and registered in the name of such Buyer or its designee (the "Stock Certificates").

               (b) Closing Date. The date and time of the Closing (the "Closing Date") shall be 10:00 a.m. Eastern Time on November 13, 2000, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below (or such later date as is mutually agreed to by the Company and the Buyers). The Closing shall occur on the Closing Date at the offices of Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York 10022.

               (c) Form of Payment. On the Closing Date, each Buyer shall pay the Company the Purchase Price for the Common Shares to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions provided in writing to the Buyers at least two days prior to the Closing Date.

               (d) Warrants. In consideration of the purchase of the Common Shares, the Company shall on the Closing Date issue and deliver to each Buyer, Warrants to purchase in the aggregate of 609,291 additional shares of Common Stock in the respective amounts set forth under each Buyer's name on the Schedule of Buyers.

               (e) Additional Warrants. In further consideration of the purchase of the Common Shares, the Company shall on the Closing Date issue and deliver to each Buyer, Additional Warrants to purchase in the aggregate 609,291 additional shares of Common Stock which shall become exercisable in accordance with the terms thereof, in the respective amounts set forth under each Buyer's name on the Schedule of Buyers.

               2. BUYER'S REPRESENTATIONS AND WARRANTIES.

               Each Buyer represents and warrants with respect to only itself that:

               (a) Investment Purpose. Such Buyer (i) is purchasing the Common Shares and the Additional Shares, if applicable, and acquiring the Warrants and the Additional Warrants and (ii) upon exercise of the Warrants and Additional Warrants, will acquire the Warrant Shares then issuable for its own account, for investment only and not with a present view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

               (b) Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

               (c) Reliance on Exemptions. Such Buyer understands that the Common Shares, the Additional Shares (if applicable), Warrants and Additional Warrants are being



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offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Common Shares, the Additional Shares (if applicable), the Warrants and the Additional Warrants.

               (d) Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Common Shares, the Additional Shares (if applicable), Warrants and Additional Warrants which have been specifically requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in Section 3 below.

               (e) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Common Shares, the Additional Shares (if applicable), Warrants and Additional Warrants or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Common Shares, the Additional Shares (if applicable), Warrants and Additional Warrants.

               (f) Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto) ("Rule 144"); (ii) any sale of such Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

               (g) Legends. Such Buyer understands that the certificates or other instruments representing the Common Shares, the Additional Shares (if applicable), Warrants and Additional Warrants shall bear a restrictive legend in substantially the following form:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR



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ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD,
TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

                      The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Securities upon which it is stamped, if (i) any such Securities are sold or transferred pursuant to an effective registration statement under the 1933 Act,
(ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that a public sale, assignment or transfer of such Securities may be made without registration under the 1933 Act, or (iii) any of the Securities can be sold pursuant to Rule 144(k) under the 1933 Act (or any successor rule thereto).

               (h) Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

               (i) No Previous Sales. No Buyer or any of its affiliates (as defined under the 1933 Act), has sold, offered to sell, solicited an offer to buy, contracted to sell, granted any option to purchase, or otherwise transferred or disposed of, any shares of the Common Stock (including any short sales or any securities convertible into, or exercisable or exchangeable for, the Company's Common Stock (including options, warrants, convertible notes or preferred stock, futures and forward contracts) during the twenty days prior to Closing.

               3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

               The Company represents and warrants to each of the Buyers that:

               (a) Organization and Qualification. The Company and its subsidiaries (a complete list of which is set forth in Schedule 3(a)) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect and all of which jurisdictions in which either the Company or its subsidiaries is or believes it should be duly qualified is set forth on Schedule 3(a) hereto. "Material Adverse Effect" means any material adverse effect on (i) the business, properties, operations, condition (financial or otherwise), prospects or results of operations of the Company and its subsidiaries, taken as a whole, (ii) on the ability of the Company to perform its obligations hereunder, under the



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Registration Rights Agreement, the Warrants and Additional Warrants or under the agreements or instruments to be entered into or filed in connection herewith or therewith, or (iii) the Securities.

               (b) Authorization; Enforcement; Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Registration Rights Agreement, to issue, sell and perform its obligations with respect to the Common Shares, the Additional Shares, if applicable, and the Warrants and Additional Warrants in accordance with the terms hereof and thereof, and to issue the Warrant Shares upon the exercise of the Warrants and Additional Warrants, in accordance with the Warrants and Additional Warrants, (ii) the execution and delivery of this Agreement, the Common Shares, the Additional Shares, if applicable, the Warrants, the Additional Warrants and the Registration Rights Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Common Shares, the Additional Shares, if applicable, and the Warrants and Additional Warrants and the reservation for issuance and the issuance of each of the Additional Shares, if applicable, and the Warrant Shares upon exercise of the Warrants and Additional Warrants have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) this Agreement, the Registration Rights Agreement, the certificates for the Common Shares, the Additional Shares, if applicable, the Warrants and the Additional Warrants have been duly executed and delivered by the Company and the Additional Shares, if applicable, will be duly executed and delivered by the Company, and
(iv) this Agreement, the Registration Rights Agreement, the certificates for the Common Shares, the Warrants and the Additional Warrants constitute, or in the case of the Additional Shares, if applicable, will constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

               (c) Capitalization and Indebtedness. As of the date hereof and immediately prior to the issuance of the Common Shares and Warrants and Additional Warrants hereunder, the authorized capital stock of the Company consists of 70,000,000 shares of Common Stock, of which as of the date hereof, 34,820,135 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, of which as of the date hereof 161,112 shares are issued or outstanding. All of the outstanding shares have been validly issued and are fully paid and nonassessable. No shares of Common Stock or Preferred Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. Except as set forth on Schedule 3(c), as of the date hereof, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries, and (ii) there are no outstanding debt securities, notes, credit agreements, or other agreements, documents or instruments evidencing indebtedness of the Company, other than trade payables incurred in the ordinary course of business or equipment lease obligation representing amounts of less than $50,000 individually or $400,000 in the



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aggregate, or any of its subsidiaries or by which the Company or any of its subsidiaries is or may become bound, there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement). Except as disclosed on Schedule 3(c), there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of any of the Securities as described in this Agreement. The Company has furnished to the Buyer true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's By-laws, as in effect on the date hereof (the "By-laws").

               (d) Issuance of Securities. The Securities are duly authorized and, upon issuance in accordance with the terms hereof, the Common Shares, the Additional Shares, if applicable, and the Warrants and Additional Warrants shall be (i) validly issued, fully paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issue thereof, and shall not be subject to preemptive rights or other similar rights of stockholders of the Company and
(iii) entitled to the rights set forth in the Certificate of Incorporation and the Warrants, respectively. Not less than 150% of the number of shares of Common Stock necessary to provide for the issuance in the aggregate of the Warrant Shares upon exercise of the Warrants and in the aggregate, an amount of not less than 1,500,000 shares of Common Stock necessary to provide for the issuance of Additional Shares, if applicable, and the Warrant Shares upon exercise of the Warrants have been duly authorized and reserved for issuance. Upon exercise of the Warrants and Additional Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

               (e) No Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Warrants and Additional Warrants by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities) will not (i) result in a violation of the Certificate of Incorporation and the Certificate of Designations, Preferences and Rights of any outstanding series of Preferred Stock of the Company or By-laws, or (ii) except as disclosed in Schedule 3(e), violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations and the rules and regulations of the principal market or exchange on which the Common Stock is traded or listed) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. Neither the Company nor its subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of Preferred Stock of the Company or By-laws or their organizational charter or by-laws, respectively, or in violation of any term of or in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted in violation of any law, ordinance or regulation of any governmental



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entity. Except as specifically contemplated by this Agreement and as required under the 1933 Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental or regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement, the Registration Rights Agreement, the Warrants or the Additional Warrants in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. Except as set forth in Schedule 3(e), the Company is not in violation of the listing requirements of the American Stock Exchange ("AMEX") and does not reasonably anticipate that the Common Stock will be delisted by the AMEX in the foreseeable future. The Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

               (f) SEC Documents; Financial Statements. Since December 31, 1998 the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Company (i) has delivered or made available, including via EDGAR, to each Buyer or its representative true and complete copies of the SEC Documents as each Buyer or its representative has requested from the Company and
(ii) agrees to deliver or make available to each Buyer or its representative true and complete copies of any additional SEC Documents, upon request. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to any Buyer which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(d) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading.

               (g) Absence of Certain Changes. Except as expressly set forth in
Schedule 3(g) since December 31, 1999, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise),



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prospects or results of operations of the Company and its subsidiaries taken as a whole. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or its subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

               (h) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company or its subsidiaries or their respective directors or officers, or the Common Stock, wherein an unfavorable decision, ruling or finding could individually or in the aggregate have a Material Adverse Effect. Schedule 3(h) contains a complete list and summary description of any pending, or to the knowledge of the Company, threatened litigation against or affecting the Company or any of its subsidiaries, without regard to whether it could have a Material Adverse Effect.

               (i) Acknowledgment Regarding Buyers' Purchase of the Securities. The Company acknowledges and agrees that each of the Buyers is acting solely in the capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that each Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any of the Buyers or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives. Other than copies of the financial statements for the quarterly period ended September 30, 2000, as attached to Schedule 3(g), the Company has not provided to any Buyer any nonpublic information that, in the opinion of the Company, is material to a decision to purchase or sell Common Stock.

               (j) No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of any of the Securities offered hereby.

               (k) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause the offering of any of the Securities to be integrated with prior offerings by the Company that would require registration of any of the Securities under the 1933 Act or that would require any approvals, including, without limitation, under the rules and regulations of the AMEX.

               (l) Employment Matters; ERISA Matters. The Company and its subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and



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hours except where failure to be in compliance would not have a Material Adverse
Effect. There are no pending investigations involving the Company or any of its subsidiaries by the U.S. Department of Labor or any other governmental agency responsible for the enforcement of such federal, state, local or foreign laws and regulations. There is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending before the National Labor Relations Board or any strike, picketing, boycott, dispute, slowdown or stoppage pending or threatened against or involving the Company or any of its subsidiaries. No representation question exists respecting the employees of the Company or any of its subsidiaries, and no collective bargaining agreement or modification thereof is currently being negotiated by the Company or any of its subsidiaries. No grievance or arbitration proceeding is pending under any expired or existing collective bargaining agreements of the Company or any of its subsidiaries. No material labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent. Except as set forth on Schedule 3(l), the Company has no employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended.

               (m) Intellectual Property Rights. The Company and its subsidiaries own or possess the requisite rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights (collectively "Intellectual Property Rights") necessary to conduct their respective businesses as now conducted and as presently contemplated to be operated in the future. None of the Intellectual Property Rights or other intellectual property rights have expired or terminated, or are expected to expire or terminate in the near future. The Company and its subsidiaries do not have any knowledge of any event, fact or circumstance relating to (i) any infringement by the Company or its subsidiaries of any trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others or (ii) any person or entity now infringing any Intellectual Property Rights or other similar rights or any such development of similar or identical trade secrets or technical information owned or used by the Company or any of its subsidiaries and, there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries regarding any trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others or (iii) any person or entity now infringing any Intellectual Property Rights or other similar rights or any such development of similar or identical trade secrets or other infringement. The Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

               (n) Environmental Laws. (i) The Company and its subsidiaries (A) are in compliance with any and all Environmental Laws, (B) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (C) are in compliance with all terms and conditions of any such



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permit, license or approval. With respect to the Company and/or its subsidiaries
(A) there are no past or present releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under any Environmental Law and (B) neither the Company nor any of its subsidiaries has received any notice with respect to the foregoing, nor is any action pending or to the Company's knowledge, threatened in connection with the foregoing. The term "ENVIRONMENTAL LAWS" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "HAZARDOUS MATERIALS") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

                      (i) Other than those that are or were stored, used or disposed of in compliance with applicable law, no Hazardous Materials are contained on or about any real property currently owned, leased or used by the Company or any of its Subsidiaries, and no Hazardous Materials were released on or about any real property previously owned, leased or used by the Company or any of its subsidiaries during the period the property was owned, leased or used by the Company or any of its subsidiaries.

                      (ii) There are no underground storage tanks on or under any real property owned, leased or used by the Company or any of its subsidiaries that are not in compliance with applicable law.

               (o) Title. The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(o) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

               (p) Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as is prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not individually or in the aggregate have a Material Adverse Effect.

               (q) Regulatory Permits; Compliance. The Company and its subsidiaries possess all franchises, grants, authorizations, licenses permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to conduct their respective businesses as currently being conducted (collectively, the "COMPANY PERMITS"). There is no action pending, or to the knowledge of the Company, threatened regarding the suspension or cancellation of any of the Company Permits. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, any of the Company Permits. Neither the Company nor any of its subsidiaries has received any notification with respect to possible conflicts, defaults, or violations of applicable laws.

               (r) Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               (s) No Materially Adverse Contracts, Etc. Neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which has or is expected in the future individually or in the aggregate to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any contract or agreement which has or is expected to have a Material Adverse Effect.

               (t) Tax Status. The Company and each of its subsidiaries has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. The Company has not been notified that any of its tax returns is currently being audited by any taxing authority.

               (u) Certain Transactions. Except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options or warrants disclosed on Schedule 3(c), none of the officers, directors or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director or any such employee has a substantial interest or is an officer, director, trustee or partner.

               (v) S-3 Registration. The Company is currently eligible to register securities, including the resale of the Common Shares, the Additional Shares, if applicable, and the Warrant Shares on a registration statement on Form S-3 under the 1933 Act.

               (w) Disclosure. All information relating to or concerning the Company or any of its subsidiaries set forth in this Agreement and provided to the Buyer pursuant to Section 2(d) hereof and otherwise in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its subsidiaries or its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the Company's reports filed under the 1934 Act are being incorporated into an effective registration statement filed by the Company under the 1933 Act).

               (x) Investment Company Status. The Company is not and upon consummation of the sale of the Securities will not be an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

               (y) Foreign Corrupt Practices. Neither the Company nor any of its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary has, in the course of his actions for, or on behalf of, the Company used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

               (z) Year 2000. Any reprogramming required to permit the proper functioning, in and following the year 2000, of the Company's and its subsidiaries' (i) computer systems and (ii) equipment containing imbedded microchips (including systems and equipment supplied by others to the Company or with which are sold as an integral part of Company's or any of its subsidiaries' systems) and the testing of such systems and equipment, as so reprogrammed has been completed. The cost to the Company and its subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Company and its subsidiaries with respect to the matters referred to in the previous sentence (including without limitation, reprogramming errors and the failure of systems or equipment supplied by others to the Company or which are sold as an integral part of the Company's or any of its subsidiaries' systems) will not have a Material Adverse Effect. The computer and management information systems of the Company and each of its subsidiaries are and, with ordinary course upgrading and maintenance, will continue to be, sufficient to permit the Company and each subsidiary to conduct its business without a Material Adverse Effect.

               (aa) No Previous Purchase By Insiders. Neither the Company, any affiliate (as defined under the 1933 Act) of the Company, nor any officer or director of the Company nor any shareholder holding more than 10% of the Company has purchased, offered to purchase, solicited an offer to sell, contracted to purchase, granted any option to sell or otherwise received or purchased any shares of the Common Stock (including any instruments convertible into or exercisable or exchangeable for the Company's Common Stock (including options, warrants, convertible notes, preferred stock, futures and forward contracts) during the twenty days prior to Closing.

               4. COVENANTS AND AGREEMENTS.

               (a) Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

               (b) Form D. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities for, or obtain exemption for the Securities for, sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date.

               (c) Reporting Status. Until the earlier of (i) six months after the date as of which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Common Shares, the Additional Shares, if applicable, and the Warrant Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto) or (ii) the date on which
(A) the Investors shall have sold all the Common Shares and the Warrant Shares and (B) none of the Common Shares, the Warrants or the Additional Warrants are outstanding (the "Registration Period"), the Company (x) shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination and (y) will use its best efforts and take all necessary action to maintain its ability and eligibility to register securities on Form S-3.

               (d) Use of Proceeds. The Company will use the proceeds from the sale of the Common Shares, Warrants and Additional Warrants for working capital and general corporate purposes and shall not otherwise, directly or indirectly, use such proceeds for any loan to or investment on any other corporation, partnership, enterprise or other person (except in connection with its direct or indirect subsidiaries) or for the repurchase, redemption, or retirement of any capital stock of the Company.

               (e) Financial Information. The Company agrees to file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act. The financial statements of the Company will be prepared in accordance with generally accepted accounting principles, consistently applied, and will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries and results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

               (f) Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 150% of the number of shares of Common Stock necessary to provide for the issuance of the Warrant Shares and, in the aggregate, an amount of not less than 1,500,000 shares of Common Stock necessary to provide for the issuance of Additional Shares, if applicable, and the Warrant Shares upon exercise of the Warrants in accordance with the terms of this Agreement and the Warrants. For purposes of clarity, the initial reservation of 1,500,000 shares is for convenience only and in no way limits the Company's obligation to reserve 150% of the number of shares of Common Stock necessary to provide for the issuance of the Warrant Shares.

               (g) Listing. The Company shall promptly secure the listing of the Common Shares and Warrant Shares upon AMEX (subject to official notice of issuance) and shall maintain, so long as any Buyer owns any of the Securities, the listing of all Common Shares and Warrant Shares from time to time issuable under the terms of this Agreement, the Warrants and the Additional Warrants on each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(g). The Company shall promptly provide to each Buyer copies of any notices it receives from AMEX regarding the continued eligibility of the Common Stock for listing on AMEX or other principal exchange or quotation system on which the Common Stock is listed or traded except to the extent that such notices would constitute material non public information which, according to applicable law, rule or regulation should have been disclosed publicly by the Company but which has not been so disclosed as of such date.

               (h) Expenses. Each of the Company and the Buyers shall each pay its respective costs and expenses incurred by such party in connection with the negotiation, investigation, preparation, execution, delivery and performance of this Agreement, the Warrants and the Registration Rights Agreement; provided, that at the Closing as the Buyers may request, the Company shall reimburse the Buyers for the Buyers' and its attorneys' fees and expenses incurred in connection with the preparation of this Agreement, the Warrants, the Additional Warrants and the Registration Rights Agreement (including their review of the initial Registration Statement under the Registration Rights Agreement) up to an aggregate of $25,000. In addition to the foregoing, the Company agrees to pay on demand all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel to the Buyers) incurred by the Buyers in connection with the successful enforcement of the Buyers' rights and/or the collection of all amounts due under this Agreement, the Warrants, the Additional Warrants or the Registration Statement where Buyers have been determined to be the prevailing party by an arbitrator or a court of competent jurisdiction.

               (i)    Additional Issuances of Securities.

                      (i) Right of First Refusal. If at any time on or before the one year anniversary of the Closing Date, the Company shall desire to issue any Common Stock or other equity security or any other security convertible, exchangeable or exercisable for Common Stock (including any debt financing with an equity component) or any other right to acquire any Common Stock (the "Convertible Securities") pursuant to Section 4(2) of the 1933 Act or an offering under Regulation D or Regulation S of the 1933 Act or in any other private placement, other than pursuant to or in connection with (i) the exercise or conversion of the Company's preferred stock, options or warrants outstanding as of the Closing Date or shares issued to employees, directors, consultants and other service providers pursuant to the exercise of options under a Company authorized stock incentive plan, (ii) any equity financing whereby Common Stock or Convertible Securities are issued to any person or entity which has or is proposed to have a material business, technology or commercial relationship with the Company in addition to any equity financing provided by such person or entity and it is determined by the Board of Directors of the Company that such equity financing will result in a material business, technology or commercial relationship with the Company ("Strategic Financing"), or (iii) a firm commitment underwritten secondary public offering of Common Stock of the Company by a nationally recognized investment banking firm which (x) is registered under the Securities Act and (y) yields gross proceeds to the Company of at least $25,000,000 or (each of (i), (ii) and (iii) hereafter referred to as an "Offering"), then the Company shall first comply with the terms of this Section 4(i).

                      (ii) Notice Requirements. The Company shall notify, or cause to be notified, the Buyers, by certified mail return receipt requested, not less than five (5) business days prior to the time the Company intends to consummate such issuance (the "Issuance Notice"). The Issuance Notice shall set forth all of the terms of such proposed issuance.

                      (iii) Exercise of Right of First Refusal. The right of first refusal provided for in this Section 4(i) may be exercised by the Buyers by delivery of a written notice to the Company (the "Exercise Notice"), within five (5) business days following receipt of the Issuance Notice (the "Refusal Period"). The Exercise Notice shall state that the Buyers agree to purchase all or any specified part of the proposed issuance of such Common Stock or Convertible Securities on terms substantially equal to the terms set forth in the Issuance Notice.

                      (iv) Right to Issue Securities. After expiration of the Refusal Period, if the provisions of this Section 4(i) have been complied with in all respects by the Company and no Exercise Notice has been given, or if given, the Buyers have not agreed to purchase all of the securities set forth in the Issuance Notice, the Company shall have the right for forty-five (45) calendar days following the termination of the Refusal Period to issue such securities, or any portion thereof not being purchased by the Buyers, as the case may be, specified in the Issuance Notice on the terms described in the Issuance Notice without further notice to the Buyers, but after such forty-five
(45) calendar days, no such issuance may be made without again giving notice to the Buyers and complying with all of the requirements of this Section 4(i).

               (j) Disclosure. From and after the date hereof, the Company shall not disclose nonpublic information to any Buyer, advisors to or representatives of such Buyer unless prior to disclosure of such information the Company identifies such information as being nonpublic information and provides the Buyer, such advisors and representatives with the opportunity to accept or refuse to accept such nonpublic information for review.

               (k) Corporate Existence. So long as any Buyer beneficially owns any Securities, the Company shall maintain its corporate existence in good standing under the laws of the jurisdiction in which it is incorporated and shall not sell all or substantially all of the Company's assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company's assets for cash, or, if for securities, where the surviving or successor entity in such transaction (A) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith and (B) is a publicly traded corporation whose common stock is listed for trading on AMEX, National Association of Securities Dealers Automated Quotation System or the New York Stock Exchange.

               (l) Solvency; Compliance with Law. The Company individually and together with its subsidiaries on a consolidated basis (both before and after giving effect to the transactions contemplated by this Agreement) is solvent (i.e., its assets have a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured) and, except as set forth on Schedule 4(l), currently the Company has no information that would lead it to reasonably conclude that the Company would not have, nor does it intend to take any action that would impair, its ability to pay its debts from time to time incurred in connection therewith as such debts mature. The Company will conduct its business in compliance with all applicable laws, rules, ordinances and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations the failure to comply with which would have a Material Adverse Effect.

               (m) Insurance. The Company shall maintain liability, casualty and other insurance (subject to customary deductions and retentions) with responsible insurance companies against such risk of the types and in the amounts customarily maintained by companies of comparable size to the Company.

               (n) No Integration. The Company will not conduct any future offering that will be integrated with the issuance of the Securities for purposes of the rules promulgated by the SEC or AMEX to the extent such future offering would require registration of any of the Securities under the 1933 Act or would require any approval with respect to issuance of any of the Securities, including, without limitation, by or under the rules and regulations of the AMEX.

               (o) Price Protection.

                      (i) New Issuances. In addition to the rights afforded the Buyers under Section 4(i), if at any time or from time to time on or before the date six months following the Closing Date (the "PROTECTION PERIOD"), the Company issues or enters into an agreement to issue (each, a "NEW ISSUANCE") to any party other than a Strategic Financing Party (as defined below) any Common Stock or Convertible Securities without consideration or for a consideration per share less than the Adjusted Purchase Price (as defined below) in effect immediately prior to such issuance, other than issuances (i) upon the exercise or conversion of the Company's preferred stock, options or warrants outstanding as of the Closing Date that are specifically listed on Schedule 3(c), (ii) of warrants to purchase Common Stock in an amount not exceeding 200,000 shares of Common Stock to any one individual and 500,000 series of Common Stock in the aggregate and (iii) pursuant to Company authorized stock incentive plans, the Company, concurrently with each such New Issuance (whether or not such Buyer has exercised its right of first refusal pursuant to Section 4(i)), shall issue to each Buyer a number of additional shares of Common Stock (the "ADDITIONAL SHARES"), without payment of any additional consideration by the Buyer or its assignee therefor or any other action required of the Buyer or its assignee, equal to the difference between
(i) a fraction, the numerator of which is the aggregate purchase price paid by such Buyer for the Common Shares originally purchased by such Buyer hereunder and the denominator of which is the purchase price of the New Issuance (which shall be deemed to be no less than $0.01) and (ii) the number of Common Shares originally purchased by such Buyer hereunder plus any Additional Common Shares previously issued to such Buyer pursuant to this Section 4(o).

                      (ii) New Issuances to Strategic Financing Parties. In addition to the rights afforded the Buyers under Section 4(i), if at any time or from time to time during the Protection Period, the Company conducts a New Issuance pursuant to a Strategic Financing with any of the parties identified on
Schedule 4(o) or with any other party mutually agreed to between the Company and the Buyers (each a "STRATEGIC FINANCING PARTY") of any Common Stock or Convertible Securities without consideration or for a consideration per share less than the Adjusted Purchase Price (as defined below) in effect immediately prior to such issuance, then to the extent that the Average Closing Bid Price (as defined in the Warrants and Additional Warrants) of the Common Stock for the 20 days immediately following the public announcement of such Strategic Financing is less than the Adjusted Purchase Price, then the Company, on the 21st day immediately following the public announcement of such Strategic Financing (whether or not such Buyer has exercised its right of first refusal pursuant to Section 4(i)), shall issue to each Buyer a number of Additional Shares of Common Stock, without payment of any additional consideration by the Buyer or its assignee therefor or any other action required of the Buyer or its assignee, equal to the difference between (i) a fraction, the numerator of which is the aggregate purchase price paid by such Buyer for the Common Shares originally purchased by such Buyer hereunder and the denominator of which is the purchase price of the New Issuance (which shall be deemed to be no less than $0.01) and (ii) the number of Common Shares originally purchased by such Buyer hereunder plus any Additional Common Shares previously issued to such Buyer pursuant to this Section 4(o).

                      (iii) New Issuances in Subsidiary Financing. In addition to the rights afforded the Buyers under Section 4(i), if at any time or from time to time during the Protection Period, any of the Company's subsidiaries issues any equity interest or any right to acquire any equity interest in such subsidiary to any party (a "SUBSIDIARY FINANCING"), other than issuances pursuant to authorized stock incentive plans of such subsidiary, then to the extent that the Average Closing Bid Price (as defined in the Warrants and Additional Warrants) of the Common Stock for the 20 days immediately following the public announcement of such Subsidiary Financing is less than the Adjusted Purchase Price, then the Company, on the 21st day immediately following the public announcement of such Subsidiary Financing (whether or not such Buyer has exercised its right of first refusal pursuant to Section 4(i)), shall issue to each Buyer a number of Additional Shares of Common Stock, without payment of any additional consideration by the Buyer or its assignee therefor or any other action required of the Buyer or its assignee, equal to the difference between (i) a fraction, the numerator of which is the aggregate purchase price paid by such Buyer for the Common Shares originally purchased by such Buyer hereunder and the denominator of which is the Average Closing Bid Price (as defined in the Warrants and Additional Warrants) of the Common Stock for the 20 days immediately following the public announcement of such Subsidiary Financing and
(ii) the number of Common Shares originally purchased by such Buyer hereunder plus any Additional Common Shares previously issued to such Buyer pursuant to this Section 4(o).

                      (iv) The initial Adjusted Purchase Price shall be $1.64125 per share and shall be reduced from time to time to (i) the price per share at which Common Stock or Convertible Securities are issued by the Company in each New Issuance if such New Issuance is pursuant to Sections 4(o)(A) or 4(o)(B) hereof or (ii) the Average Closing Bid Price (as defined in the Warrants and Additional Warrants) of the Common Stock for the 20 days immediately following the public announcement of each Subsidiary Financing for each New Issuance if such New Issuance is pursuant to Section 4(o)(C) hereof.

                      (v) Example. Assuming the number of Common Shares originally purchased is 1,200,000 at an initial Purchase Price of $1.67 per share and the first New Issuance yielded an Adjusted Purchase Price of $1.50 per share, the Buyers shall be entitled in the aggregate to 133,333 Additional Shares as follows: ($2,000,000/$1.50) -- 1,200,000 = 133,333.

                      (vi) Covenants Regarding Additional Shares. The Company covenants and agrees that each Additional Share issuable pursuant to this
Section 4(o) shall be duly authorized and, when issued, shall be validly issued, fully paid and nonassessable with no liability on the part of the holders thereof, and shall be free from all taxes, liens, security interests, encumbrances, preemptive rights and charges.

               5. TRANSFER AGENT INSTRUCTIONS.

               Within 7 days following the Closing Date, the Company shall issue irrevocable instructions to its transfer agent (in the form attached hereto as Exhibit D) to issue certificates, or at a Buyer's request, to electronically issue such shares (e.g., through DWAC or DTC), registered in the name of each Buyer or its nominee(s), for the Common Shares, Additional Shares, if any, and the Warrant Shares as the case may be, in such amounts as specified from time to time by each Buyer to the Company in accordance with the terms of and upon exercise of the Warrants or the Additional Warrants (the "Irrevocable Transfer Agent Instructions"). In the event that the Company fails to deliver to the Buyers a countersigned copy of the Transfer Agent Instructions by American Stock Transfer Company, within such 7 day period, the Company shall be obligated to redeem the Securities issued to the Buyers hereunder at the Purchase Price paid therefor. Prior to registration of the Common Shares, Additional Shares and the Warrant Shares under the 1933 Act, such certificates shall bear the restrictive legend specified in Section 2(g) of this Agreement. The Company warrants that no instruction with respect to the Securities other than (i) the Irrevocable Transfer Agent Instructions referred to in first sentence of this paragraph and
(ii) stop transfer instructions to give effect to Section 2(f) hereof (in the case of the Common Shares and the Warrant Shares, prior to registration of the Common Shares and the Warrant Shares under the 1933 Act), will be given by the Company to its transfer agent and that the

Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement, the Warrants and the Additional Warrants. Nothing in this
Section 5 shall affect in any way each Buyer's obligations and agreement to comply with all applicable securities laws upon resale of any of the Securities. If a Buyer provides the Company with an opinion of counsel, reasonably satisfactory in form to the Company, that registration of a resale by such Buyer of any of the Securities is not required under the 1933 Act, the Company shall permit the transfer, and, in the case of the Common Shares, Additional Shares, if any, or Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Buyer. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly (in addition to the redemption describe above), the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this
Section 5, that the Buyers shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

               6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

               The obligation of the Company hereunder to issue and sell the Common Shares, Warrants and Additional Warrants to each Buyer at the Closing is subject to the satisfaction, with respect to each Buyer, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

               (a) Such Buyer shall have executed this Agreement and the Registration Rights Agreement and delivered the same to the Company.

               (b) Such Buyer shall have delivered to the Company the purchase price for the Common Shares being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

               (c) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

               7. CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

               The obligation of each Buyer hereunder to purchase the Common Shares, Warrants and Additional Warrants at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

               (a) The Company shall have executed this Agreement and the Registration Rights Agreement, and delivered the same to such Buyer.

               (b) The Common Stock shall be listed and authorized for trading on AMEX, and trading in the Common Stock issuable upon exercise of the Warrants to be traded on AMEX shall not have been suspended by the SEC or AMEX.

               (c) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer including, without limitation, an update as of the Closing Date regarding the representation contained in Section 3(c) above.

               (d) Each Buyer shall have received and be an addressee on the opinion of O'Melveny & Myers dated as of the Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit E attached hereto.

               (e) The Company shall have delivered to such Buyer the Stock Certificates (in such denominations as such Buyer shall request) for the Common Shares purchased by such Buyer at the Closing.

               (f) The Company shall have executed and delivered to such Buyer the Warrants and Additional Warrants being purchased by such Buyer at the Closing.

               (g) The Board of Directors of the Company shall have adopted the resolutions in substantially the form of Exhibit F attached hereto.

               (h) As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock solely for the purpose of effecting the exercise of the Warrants and Additional Warrants, shares of Common Stock to provide for the issuance of the Warrant Shares in accordance with the terms of this Agreement, the Warrants and Additional Warrants.

               (i) The transactions contemplated hereby shall not violate any law, regulation or order then in effect and applicable to Buyers or the Company.

               8. INDEMNIFICATION.

                      In consideration of each Buyer's execution and delivery of this Agreement and acquiring the Securities hereunder and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of Securities and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "BUYER INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Buyer Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "BUYER INDEMNIFIED LIABILITIES"), incurred by any Buyer Indemnitee (and shall advance the same) as a result of, or arising out of, or relating to (a) subject to
Section 9(i), any misrepresentation or breach of any representation or warranty made by the Company in this Agreement the Warrants, the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement the Warrants or the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Buyer Indemnitees, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Common Shares, Warrants and Additional Warrants or the status of such Buyer or holder of any of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Buyer Indemnified Liabilities which is permissible under applicable law.

               9. GOVERNING LAW; MISCELLANEOUS.

               (a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws.

               (b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

               (c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

               (d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

               (e) Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyers and the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the documents referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company, any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

               (f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement shall be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile;
(iii) three days after being sent by U.S. certified mail, return receipt requested, or (iv) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. For purposes of consent under Section 4 (i)(ii), notice shall be delivered only by U.S. certified mail, return receipt requested. The addresses and facsimile numbers for such communications shall be:

               If to the Company:

                      NTN Communications, Inc.
                      5966 La Place Court
                      Carlsbad, CA 92008
                      Telephone:  (760) 438-7400
                      Facsimile:  (760) 930-1187
                      Attention:  Stanley B. Kinsey

               With a copy to:

                      O'Melveny & Myers
                      400 South Hope Street
                      Los Angeles, CA 90071
                      Telephone:  (213) 430-6000
                      Facsimile:  (213) 430-6407
                      Attention:  C. James Levin, Esq.

               If to the Transfer Agent:

                      American Stock Transfer & Trust Company
                      6201 15th Avenue, 3rd Floor
                      Brooklyn, New York 11219
                      Telephone:  (718) 921-8275
                      Facsimile:  (718) 921-8188
                      Attention:  Paula Carropoli

               If to a Buyer, to its address and facsimile number on the Schedule of Buyers, with copies to such Buyer's counsel as set forth on the Schedule of Buyers.

               Each party shall provide five days' prior written notice to the other party of any change in address or facsimile number.

               (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Securities. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyers. A Buyer may assign some or all of its rights hereunder without the consent of the Company, provided, however, that (i) any such assignment shall not release such Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption and (ii) no Buyer may assign its rights hereunder in a manner that would cause the offering of Securities hereunder to be required to be registered under the 1933 Act.

               (h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

               (i) Survival. The representations and warranties of the Company and the Buyers contained in Sections 3 and 2, respectively, shall survive the Closing. The agreements and covenants set forth in Sections 4, 5 and 8, shall survive the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

               (j) Publicity. The Company and each Buyer shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (although each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof), but only to the extent required by such law or regulation.

               (k) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

               (l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

               (m) Equitable Relief. The Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

               (n) Consent to Jurisdiction. The parties hereto expressly submit themselves to the exclusive jurisdiction of the state and federal courts of Delaware in any action or proceeding relating to this Agreement or any of the other documents contemplated hereby or any of the transactions contemplated hereby or thereby. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. The parties hereto irrevocably and unconditionally consent to the service of process of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, at their respective addresses set forth or provided for herein, such service to become effective 10 days after such mailing. Nothing herein shall affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against the other parties in any other jurisdiction.

               (o) Placement Agent. The Company acknowledges that it has not engaged a placement agent in connection with the sale of the Common Stock. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim.

               IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.


                                    COMPANY:

                                    NTN COMMUNICATIONS, INC.


                                    By:
                                        ----------------------------------------
                                        Print Name:
                                        Title:

                                    BUYERS:

                                    BAYSTAR CAPITAL, L.P.,
                                    a Delaware limited partnership

                                    BY:    BayStar Capital Management LLC,
                                           Its General Partner

                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                           1500 West Market Street, Suite 200
                                           Mequon, WI 53092
                                           Fax:

                                    BAYSTAR INTERNATIONAL LTD.,
                                    a British Virgin Islands corporation

                                    BY:    BayStar International Management LLC,
                                           Its Investment Manager

                                           By:
                                              ----------------------------------
                                           Name:
                                           Title:

                                           1500 West Market Street, Suite 200
                                           Mequon, WI 53092
                                           Fax:

                               SCHEDULE OF BUYERS


                                         INVESTOR ADDRESS AND        INVESTOR'S LEGAL COUNSEL AND
         INVESTOR NAME                     FACSIMILE NUMBER                COUNSEL'S ADDRESS
--------------------------------      --------------------------     ----------------------------
BayStar Capital, L.P                  c/o BayStar Capital            Eleazer Klein, Esq.
974,867 Common Shares                 Management LLC                 Schulte Roth & Zabel LLP
487,433 Warrant Shares                1500 West Market Street        900 Third Avenue
487,433 Additional Warrants           Suite 200                      New York, New York  10022
                                      Mequon, WI 53092               Fax:  (212) 593-5955
                                      Attention: Brian Davidson

BayStar International, Ltd.           c/o BayStar International      Eleazer Klein, Esq.
243,717 Common Shares                 Management LLC                 Schulte Roth & Zabel LLP
121,858 Warrant Shares                1500 West Market Street        900 Third Avenue
121,858 Additional Warrants           Suite 200                      New York, New York  10022
                                      Mequon, WI 53092               Fax:  (212) 593-5955
                                      Attention: Brian Davidson

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.    PURCHASE AND SALE OF COMMON STOCK AND WARRANTS...........................1

2.    BUYER'S REPRESENTATIONS AND WARRANTIES...................................2

3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................4

4.    COVENANTS AND AGREEMENTS................................................13

5.    TRANSFER AGENT INSTRUCTIONS.............................................18

6.    CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL..........................19

7.    CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.......................19

8.    INDEMNIFICATION.........................................................20

9.    GOVERNING LAW; MISCELLANEOUS............................................21


List of Exhibits

Exhibit A      Form of Warrant
Exhibit B      Form of Additional Warrant
Exhibit C      Form of Registration Rights Agreement
Exhibit D      Form of Transfer Agent Instructions
Exhibit E      Form of Opinion of O'Melveny & Myers LLP
Exhibit F      Form of Resolutions of Board



List of Schedules

3(a)    List of Subsidiaries & Jurisdictions of Due Qualification
3(c)    Capitalization and Indebtedness
3(e)    No Conflicts
3(g)    Certain Changes
3(h)    Litigation
3(l)    Employment; Erisa
3(o)    Title
3(u)    Certain Transactions
4(l)    Solvency; Compliance with Law
4(o)    Price Protection



                                     - i -